Exhibit 23

                              ACCOUNTANTS' CONSENT


The Board of Directors
Buckhead America Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-05313 and 333-37691) on Form S-3 and in the Registration Statements (Nos. 33-97046, 333-33097, 333-58375, 333-80865, and 333-41268) on Form S-8 of
Buckhead America Corporation of our report dated March 23, 2001, relating to the consolidated balance sheets of Buckhead America Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income(loss), shareholders' equity and comprehensive income(loss), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Buckhead America Corporation.



                                                /s/ KPMG PEAT MARWICK LLP
                                                KPMG PEAT MARWICK LLP

Atlanta, Georgia
March 23, 2001